EXECUTION VERSION
MISTRAS GROUP, INC.
INDUCEMENT AWARD AGREEMENT

This Inducement Award Agreement (this “Award Agreement”), effective as of the Date of Grant set forth below, represents the grant of an option (the “Option”) to purchase shares of common stock, par value $.01 per share (“Common Stock”), of Mistras Group, Inc. (the “Company”) to Manuel N. Stamatakis (the “Participant”), subject to the terms and conditions set forth below. The grant of the Option has been made by the Board of Directors (the “Board”) of the Company and the Compensation Committee (the “Committee”) of the Board. The number of shares of Common Stock that may be purchased pursuant to the Option, and the per share exercise price (the “Exercise Price”) payable for shares of Common Stock upon exercise of the Option, are set forth in Article I of this Award Agreement.

The grant of the Option pursuant to this Award Agreement constitutes a non-plan “inducement award,” as contemplated by New York Stock Exchange Rule 303A.08, and is therefore not made pursuant to the Mistras Group, Inc. 2016 Long-Term Incentive Plan, as amended (the “Plan”). Nevertheless, the terms and provisions of the Plan relating to Options (as the term “Options” is defined in the Plan) are hereby incorporated into this Award Agreement by this reference, as though fully set forth herein, as if the Option granted pursuant to this Award Agreement were granted pursuant to the Plan, except as and to the extent expressly provided to the contrary in this Award Agreement. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings herein. A copy of the Plan has been provided to the Participant along with this Award Agreement.
I. STOCK OPTION GRANT AWARD TERMS

The Participant has been granted, for service as interim President and Chief Executive Officer of the Company, the Option to purchase shares of Common Stock, subject to the terms and conditions of this Award Agreement, as set forth above and as follows:

Date of Grant:	[October __], 2023
Vesting Date:	day after the Date of Grant
Exercise Price per Share:	$[_____]
Total Number of Shares Granted:	250,000 shares of Common Stock (the “Shares”)
Total Exercise Price:	$[_____]
Type of Option:	Non-Qualified Stock Option (“NSO”)
Expiration Date:	Ten (10) years from Date of Grant

The Shares subject to the Option shall be fully vested as of the Vesting Date set forth above, and, for the avoidance of doubt, the minimum vesting condition in Section 3.4 of the Plan shall be inapplicable to the Option and the Shares subject to the Option. The Corporate Governance Committee of the Board has determined, in its discretion under the Company’s

Stock Ownership Guidelines, that any Shares received by Participant pursuant to the exercise of any Options under this Award Agreement shall not be subject to enforcement under the Stock Ownership Guidelines.

Exercise Period:

The Committee has determined that on the Date of Grant set forth above the Option shall be exercisable by the Participant (or the Participant’s estate or legal representative upon the Participant’s death) at any time from and after the Date of Grant and up to and including the earliest of (i) the Expiration Date set forth above, (ii) the close of business on the first anniversary of the date that the Participant’s service to the Company ceases for any reason other than for Cause (notwithstanding anything to the contrary in Section 5.8(a) or (b) of the Plan), and (iii) the date the Participant’s service is terminated by the Company for Cause (or the date the Participant’s service ceases at a time when grounds for a termination for Cause exist); provided that, notwithstanding the foregoing, all of the provisions of Article 9 of the Plan (Change in Control) shall be applicable to the Option as if the Option had been granted under the Plan. For the avoidance of doubt, for so long as the Participant is an employee and/or a director of the Company, the Participant’s service to the Company shall not be deemed to have ceased. For purposes of this Award Agreement, Cause shall mean the Participant:

1.is convicted of or pleads nolo contendre to a felony or is indicted for the commission of a felony against the Company that has a materially adverse effect on the Company's business;

1.commits fraud or a material act or omission involving dishonesty with respect to the Company, as reasonably determined by the Company;

1.willfully fails or refuses to carry out the material responsibilities of his employment, as reasonably determined by the Company; or

1.willfully engages in any act or omission that is in violation of a material policy of the Company, including, without limitation, policies on business ethics and conduct, and policies on the use of inside information and insider trading.

II. ADDITIONAL TERMS

1.Exercise of Option.

a.Method of Exercise. The Option shall be exercisable by delivery of an exercise notice or in a manner and pursuant to such procedures as the Committee may determine (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (the “Exercised Shares”), and such other representations as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares, together with any applicable tax withholding. The Option shall be deemed to be exercised upon receipt by the Company of the Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding.

a.Compliance with Law. No Shares shall be issued pursuant to the exercise of the Option unless such issuance and such exercise comply with applicable laws.

1.Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Participant:

a.cash, check, bank draft, electronic funds transfer or money order payable to the Company;

a.by delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock provided that such shares (x) shall be valued at Fair Market Value on the date of exercise, and (y) must be owned free and clear of any liens, claims, encumbrances or security interests; or

a.by a “net exercise” pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of the Option by the largest whole number of shares necessary to satisfy the Exercise Price, with such shares of Common Stock being valued at Fair Market Value as of the date of exercise, provided, that the Participant must pay any remaining balance of the aggregate Exercise Price not satisfied by the “net exercise” in another form of payment set forth herein.

1.Transferability of Option. Section 12.1 of the Plan shall be applicable to the Options as if the Options had been granted under the Plan; and, consistent with Section 12.1 of the Plan, the Committee has determined that the Option may be transferred inter vivos by the Participant to any “family member” (within the meaning of Item A(1)(a)(5) of the General Instructions to SEC Form S-8 or a successor), including, without limitation, to one or more trusts, partnerships, limited liability companies or other entities which qualify as family members, provided that (i) such transfer is not a transfer for value; or (ii) such transfer is a transfer for value that the Committee determines is for estate planning purposes. Upon the Participant’s death, the Option will pass to the “beneficiary” designated by the Participant in accordance with Section 12.1 of the Plan (or, in the absence of such a designation, or if no designated beneficiary survives the Participant, to the Participant’s estate). Subject to the foregoing, the terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors and permitted assigns of the Participant.

1.Tax Obligations.

a.Tax Withholding. The Company reserves the right to withhold, in accordance with applicable laws, from any consideration payable or property transferable to the Participant, any taxes required to be withheld by federal, state or local law as a result of the grant or exercise of the Option or the sale or other disposition of the Shares. If the amount of any consideration payable to the Participant is insufficient to pay such taxes or if no consideration is payable to the Participant, upon the request of the Company, the Participant will pay to the Company an amount sufficient for the Company to satisfy any federal, state or local tax withholding requirements applicable to and as a condition to the exercise of the Option or the sale or other disposition of the Shares issued upon the exercise of the Option. The minimum required withholding obligations may be settled with the Shares.

a.Code Section 409A. Under Code Section 409A, an option that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the Fair Market Value of a share on the date of grant (a “discount option”) may be considered “deferred compensation.” An option that is a “discount option” may result in: (i) income recognition by the grantee prior to the exercise of the option; (ii) an additional twenty percent (20%) federal income tax; and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the grantee. The Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of the Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. The Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the Fair Market Value of a Share on the date of grant, the Participant shall be solely responsible for the Participant’s costs related to such a determination.

1.Entire Agreement; Governing Law. This Award Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. This Award Agreement may not be amended except by means of a writing signed by the Company and the Participant, and, for the avoidance of doubt, if any provision of the Plan that is incorporated by reference herein and applicable to the Option is amended, and such amendment would adversely affect the Participant’s interest, then such amended provision shall not be given effect hereunder unless reflected in a writing signed by the Company and the Participant. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of the State of Delaware.

1.No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREUNDER DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY TO TERMINATE THE PARTICIPANT’S RELATIONSHIP WITH THE COMPANY AT ANY TIME, WITH OR WITHOUT CAUSE.

1.Administration. The Option, this Award Agreement and the rights of the Participant hereunder are subject to such rules and regulations as the Committee may adopt for administration of the Plan. Consistent with Section 3 of the Plan, it is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Option and this Award Agreement, all of which shall be binding upon the Participant and his successors.

1.Electronic Delivery of Documents. The Participant authorizes the Company and its affiliates to deliver electronically any prospectuses or other documentation related to the Option and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, periodic reports, proxy statements or other documents that are required to be delivered to participants in such arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s intranet site or the website of a third-party administrator designated by the Company. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this paragraph may be revoked by the Participant at any time by written notice to the Company.

[Signature Page Follows]

The Participant hereby accepts the Option subject to all of the terms and provisions of this Award Agreement.

PARTICIPANT MISTRAS GROUP, INC.

__________________________ __________________________
Manuel H. Stamatakis By:
Title:

Signature Page to Inducement Award Agreement – Manuel H. Stamatakis